Exhibit 99.1

FOR IMMEDIATE RELEASE June 5, 2003

Contact: John B. Woodlief Vice President – Finance and Chief Financial Officer 704-372-5404

Ruddick Corp Subsidiary American & Efird forms Joint Venture with
Ningbo Veken Elite Group in China

Charlotte, N.C. – June 5 — Ruddick Corporation (NYSE:RDK) announced that its sewing thread subsidiary, American & Efird (A&E), has formed a strategic joint venture with Ningbo Veken Elite Group Co. Ltd (Veken) to manufacture, distribute and sell sewing thread for industrial and consumer markets within China and for export markets. Veken is a textile company, publicly traded on the Shanghai Stock Exchange, whose products include home textiles, sewing thread, knitwear and garment fabric. It is part of Ningbo Veken Group Co., Ltd., one of China’s top 500 enterprises and also one of China’s top exporting corporations.

Veken, one of the largest thread companies in China with thread related sales of approximately $34 million in 2002, has contributed all of its sewing thread operations to the joint venture, which will operate under the name Huamei Thread Company Limited. The headquarters of the joint venture will be in Ningbo City, near Shanghai. A&E and Veken each owns 50% of the joint venture.

Thomas W. Dickson, President of Ruddick, said, “The joint venture will leverage the strengths of both companies to expand thread sales in China’s rapidly growing sewn products market as well as continue to develop the current export business.” Dickson added, “This joint venture complements A&E’s existing operations in China, Hong Kong and Malaysia.” During fiscal year 2002, A&E completed a new modern dyeing and finishing facility in Guangdong Province, China.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of sewing thread for worldwide industrial and consumer markets.

Contact: John B. Woodlief, Vice President — Finance and Chief Financial Officer of Ruddick Corporation, +1-704-372-5404.